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Tieto Corporation STOCK EXCHANGE RELEASE 22 July 2019, 14.00 p.m. EET

Notice to the Extraordinary General Meeting of Tieto Corporation

Notice is given to the shareholders of Tieto Corporation to the Extraordinary General Meeting to be held on Tuesday 3 September 2019 at 4 p.m. (EET) at Tieto's headquarters, address Keilalahdentie 2-4, 02150 Espoo, Finland. The reception of persons who have registered for the meeting and the distribution of voting tickets will commence at 3 p.m. (EET).

A. Matters on the agenda of the Extraordinary General Meeting

At the Extraordinary General Meeting, the following matters will be considered:

1 Opening of the meeting

2 Calling the meeting to order

3 Election of persons to scrutinize the minutes and to supervise the counting of votes

4 Recording the legality of the meeting

5 Recording the attendance at the meeting and adoption of the list of votes

6 Resolutions relating to the merger of Tieto Corporation and EVRY ASA

6.1 Introduction

Tieto Corporation **("Tieto")** announced on 18 June 2019 the merger of Tieto's and EVRY ASA's **("EVRY")** business operations through a statutory cross-border absorption merger of EVRY into Tieto pursuant to Chapter 16 of the Finnish Companies Act (624/2006, as amended) (the "**Finnish Companies Act**") and Chapter 13 of the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45 (the "**Norwegian Public Companies Act**"). As a result of the merger, all assets and liabilities of EVRY will be transferred without a liquidation procedure to Tieto, and EVRY will be dissolved (the "**Merger**"). The shareholders of EVRY will receive new shares in Tieto and cash as merger consideration in proportion to their shareholdings. Tieto and EVRY are hereinafter jointly referred to as the "**Parties**" or the "**Companies Involved in the Merger**" and Tieto (TietoEVRY) after the Merger is hereinafter referred to as the "**Combined Company**".

The purpose of the Merger is to create one of the most competitive digital services and software companies in the Nordics. With combined revenue of close to EUR 3 billion and 24,000 professionals, the Combined Company will be well positioned to create digital advantages for Nordic enterprises and society.

The Merger will combine strong digital competences and industry software with advanced cloud and infrastructure services. Based on the Parties' product and competence portfolios, there is potential to increase the competitiveness for the benefit of customers and employees – and potential to grow across businesses.

The Merger will be highly complementary from a geographical, offering and customer perspective. It will also create one of the largest digital services communities in the Nordics. The Merger further drives scale, longer-term revenue synergies, as well as innovation through combined targeted investments. The combination is expected to create value for shareholders through targeted cost synergies.

Reference is made to the public announcement on the Merger for further information about its rationale and details.

In order to complete the Merger, the Board of Directors of Tieto proposes that the Extraordinary General Meeting resolves on the statutory cross-border absorption merger of EVRY into Tieto in accordance with the merger plan approved by the Boards of Directors of Tieto and EVRY and dated 26 June 2019 and thereafter registered with the Trade Register of the Finnish Patent and Registration Office and the Norwegian Register of Business Enterprises on 28 June 2019 (the "**Merger Plan**"), and as part of approval of the Merger, conditionally upon the registration of the execution of the Merger with the Finnish Trade Register and the Norwegian Register of Business Enterprises, and as further set out below:

a) approve the amended Articles of Association of the Combined Company in the form appended to the Merger Plan;

b) resolve on the issuance of new shares of Tieto and cash as merger consideration to the shareholders of EVRY;

c) resolve on the number of the members of the Board of Directors of the Combined Company;

d) resolve on the election of the members of the Board of Directors of the Combined Company;

e) resolve on the remuneration of the Board of Directors of the Combined Company; and

f) resolve on a temporary deviation from the Charter of the Tieto Shareholders' Nomination Board.

Existing shareholders of Tieto representing in the aggregate approximately 25 percent of all the shares and votes in Tieto as at the date of this notice have undertaken, subject to certain customary conditions, to attend the Extraordinary General Meeting and support and vote for the proposals of the Board of Directors.

6.2 Resolution on the Merger

Pursuant to the Merger Plan, EVRY shall be merged into Tieto through a cross-border absorption merger, so that all assets and liabilities of EVRY shall be transferred without a liquidation procedure to Tieto in a manner described in more detail in the Merger Plan.

The Board of Directors of Tieto proposes that the Extraordinary General Meeting resolves on the cross-border absorption merger of EVRY into Tieto in accordance with the Merger Plan. The resolution on the merger includes among other matters set out in the Merger Plan, the following key items (as specified in the Merger Plan):

(a) Amendment of the Articles of Association

Pursuant to the Merger Plan, the Articles of Association of the Combined Company shall be amended in connection with the execution of the Merger. The amendments set out in the Merger Plan include the change of the company name into TietoEVRY Corporation and a change to the Combined Company's field of business. The amended Articles of Association of the Combined Company have been appended in their entirety to the Merger Plan.

(b) Merger consideration

Pursuant to the Merger Plan the shareholders of EVRY shall receive as merger consideration 0.1200 new shares of Tieto for each share owned in EVRY per each individual book-entry account (the "**Merger Consideration in Shares**" and together with the Merger Consideration in Cash set out below, the "**Merger Consideration**"). The Merger Consideration in Shares shall be issued to the shareholders of EVRY in proportion to their shareholding in EVRY. No Merger Consideration will be issued with respect to shares in EVRY held by EVRY itself or by Tieto. The allocation of the Merger Consideration will be based on the shareholding in EVRY at a record date to be set in connection with the completion of the Merger.

In case the number of shares received by a shareholder of EVRY (per each individual book-entry account) as Merger Consideration in Shares is a fractional number, the fractions shall be rounded down to the nearest whole share. Fractional entitlements to new shares of Tieto shall be aggregated and sold in public trading on the Helsinki Stock Exchange or Oslo Børs and the proceeds shall be distributed to shareholders of EVRY entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by Tieto.

In addition to the Merger Consideration in Shares, the shareholders of EVRY shall receive as merger consideration NOK 5.28 in cash for each share owned in EVRY (the "**Merger Consideration in Cash**").

The final total number of shares in the Combined Company to be issued as Merger Consideration in Shares and the final total number for the Merger Consideration in Cash shall be determined on the basis of the number of shares in EVRY held by shareholders of EVRY, other than EVRY itself and Tieto, at a record date to be set in connection with completion of the Merger. Such total number of shares to be issued as Merger Consideration in Shares shall be rounded down to the nearest full share.

On the date of the Merger Plan, the number of issued and outstanding shares in EVRY was 369,304,333. In addition, EVRY held 1,501,744 treasury shares. Based on the situation on the date of the Merger Plan and the agreed Merger Consideration, the total number of shares in Tieto to be issued as Merger Consideration in Shares would therefore be 44,316,519 shares and the final total Merger Consideration in Cash would be NOK 1,949,926,878.24. This would correspond to approximately 37.5% ownership in the Combined Company and a cash consideration of approximately EUR 200 million.

The final total amount of Merger Consideration may be affected by, among others, any change concerning the number of shares issued by and outstanding in EVRY, e.g., EVRY issuing new and/or transferring existing treasury shares in accordance with existing share-based incentive plans, prior to the date of registration of the execution of the Merger with the Finnish Trade Register (the "**Effective** Date").

(c) Number of members of the Board of Directors

Pursuant to the Merger Plan, the Board of Directors and the Shareholders' Nomination Board of Tieto, after consultation with the Nomination Committee of EVRY, propose that the number of members of the Board of Directors of the Combined Company, including the Chairman of the Board of Directors, shall be nine (9).

In addition to the above mentioned nine members, Tieto and EVRY have agreed that arrangements shall be made, to the extent possible under applicable laws, to have four (4) employee representatives on the Board of Directors of the Combined Company.

(d) Composition of the Board of Directors

Pursuant to the Merger Plan, the Board of Directors and the Shareholders' Nomination Board of Tieto, after consultation with the Nomination Committee of EVRY, propose that Timo Ahopelto, Tomas Franzén, Liselotte Hägertz Engstam, Harri-Pekka Kaukonen, Niko Pakalén and Endre Rangnes of the current members of the Board of Directors of Tieto be conditionally elected to continue to serve on the Board of Directors of the Combined Company, that Rohan Haldea, Salim Nathoo and Leif Teksum of the current members of the Board of Directors of EVRY be conditionally elected as new members of the Board of Directors of the Combined Company, and that Tomas Franzén, currently a member of the Board of Directors of Tieto, be conditionally elected as Chairman of the Board of Directors of the Combined Company, each for the term commencing on the Effective Date and expiring at the end of the first Annual General Meeting of the Combined Company following the Effective Date.

All the Board nominees are considered independent of the Combined Company and five (5) Board members are considered independent of the significant shareholders of the Combined Company. The Board nominees have given their consent to the election. Information concerning the new Board nominees is attached to this notice and on Tieto's website at www.tieto.com/tietoevry.

The term of the members of the Board of Directors not conditionally elected to continue in the Board of Directors of the Combined Company for the term commencing on the Effective Date shall end on the Effective Date.

(e) Remuneration of the new members of the Board of Directors

Pursuant to the Merger Plan, the Board of Directors and the Shareholders' Nomination Board of Tieto, after consultation with the Nomination Committee of EVRY, propose that in line with the resolutions of the Annual General Meeting of Tieto held on 21 March 2019, the new members of the Board of Directors of Tieto to be elected for the term commencing on the Effective Date and expiring at the end of the first Annual General Meeting of the Combined Company following the Effective Date be paid annual fees as follows: EUR 98 000 to the Chairman, EUR 58 000 to the Deputy Chairman and EUR 38 000 to the ordinary members of the Board of Directors. The same fee as to the Board Deputy Chairman will be paid to the Chairman of a Board Committee unless the same individual is also the Chairman or Deputy Chairman of the Board. In addition, a remuneration of EUR 800 is paid to the Chairman, Deputy Chairman and ordinary members for each Board meeting and for each permanent or temporary committee meeting. The remuneration of the members of the Board of Directors nominated by the employees as employee representatives shall be determined separately but will not in any event exceed the remuneration of the other members of the Board of Directors.

Otherwise the resolutions on Board remuneration made by the AGM of Tieto held on 21 March 2019 shall remain in force unaffected.

Part of the fixed annual remuneration may be paid in the Combined Company's shares purchased from the market. An elected member of the Board of Directors may, at his/her discretion, choose to receive the fee from the following five alternatives:

1) No cash, 100 percent in shares
2) 25 percent in cash, 75 percent in shares
3) 50 percent in cash, 50 percent in shares
4) 75 percent in cash, 25 percent in shares, or
5) 100 percent in cash, no shares.

The shares will be purchased in accordance with an acquisition program prepared by the Combined Company. The shares will be purchased within two weeks from the release of the first interim report following the completion of the Merger.

If the remuneration cannot be paid in shares due to insider regulation, termination of the Board member's term of office or other reason relating to the member of the Board, the remuneration shall be paid fully in cash.

The annual remuneration of the new Board members elected hereunder shall be paid in proportion to the length of their term in office.

The Board of Directors and the Shareholders' Nomination Board of Tieto, after consultation with the Nomination Committee of EVRY, may amend the above-mentioned proposals concerning the election of members of the Board of Directors of the Combined Company and/or their remuneration, in case one or more of the above-mentioned persons would not be available for election at the Extraordinary General Meeting of Tieto resolving on the merger.

(f) Temporary deviation from the Charter of the Tieto Shareholders' Nomination Board

Pursuant to the Merger Plan, the Board of Directors of Tieto proposes to the Extraordinary General Meeting that the Extraordinary General Meeting resolves to make a one-time deviation from the charter of the Shareholders' Nomination Board of Tieto (the "**Charter**"). According to the current Charter, the right to nominate members to the Shareholders' Nomination Board rests with the four largest shareholders who are registered in the shareholders' register on 31 August in the year preceding the General Meeting for which the Shareholders' Nomination Board prepares proposals. The Chairman of the Board of Directors shall be the fifth member of the Shareholders' Nomination Board.

The Board of Directors proposes that, in deviation from the above, the right to nominate members to the Shareholders' Nomination Board preparing proposals for General Meetings held during 2020 and, if the merger has been completed before the end of 2019 also for general meetings held during 2019, in both cases from the completion of the merger onwards, shall rest with the Chairman of the Board of Directors and the four largest shareholders who are registered in the shareholders' register on the date immediately following the registration date of the execution of the merger of EVRY into Tieto or, if not a business day, on the first business day following such registration date. Further, as a precaution for the possibility that the execution of the merger has not taken place by 1 January 2020, it is proposed that the Shareholders' Nomination Board shall have a reasonable time to prepare its proposals before the Annual General Meeting 2020 instead of having time until end of January 2020 and that the Shareholders' Nomination Board shall in such case publish its proposals as soon as practically possible. In all other respects the Shareholders' Nomination Board shall follow the current Charter.

Pursuant to the Merger Plan, the above proposals under 6.2 (including items (a) – (f)) of the Board of Directors and the Shareholders' Nomination Board of Tieto form an entirety that requires the adoption of all its individual items by a single resolution. The Extraordinary General Meeting may only approve or reject the proposals set out in the Merger Plan, but not amend them.

The Merger as a whole and the proposed changes to the Articles of Association of Tieto, issuance of new shares of Tieto and cash as merger consideration, the number of members of the Board of Directors of Tieto, the composition of the Board of Directors of Tieto, the remuneration of the Board of Directors of Tieto and the temporary deviation from the Charter of the Tieto Shareholders' Nomination Board are conditional upon and will become effective upon the registration of the execution of the Merger. The planned date of execution of the Merger is 1 February 2020. The planned date of execution may change as set out in the Merger Plan.

7 Closing of the meeting

B. Documents of the Extraordinary General Meeting

The Merger Plan and the proposals for the decisions on the matters on the agenda of the Extraordinary General Meeting as well as this notice are available on Tieto's website at www.tieto.com/tietoevry. Other documents, which according to the Finnish Companies Act and Norwegian Public Companies Act shall be kept available for the shareholders, will be available on the above-mentioned website as from 22 July 2019, at the latest. The proposals for decisions and the other above-mentioned documents are also available at the meeting. Tieto will in addition prepare a prospectus in English on the Merger as well as associated materials in Finnish which will be published before the Extraordinary General Meeting. The minutes of the Extraordinary General Meeting will be available on Tieto's website at www.tieto.com/tietoevry by 17 September 2019.

C. Instructions for the participants in the Extraordinary General Meeting

1. Shareholders registered in the shareholders' register

Each shareholder, who is registered on 22 August 2019 in the shareholders' register of Tieto held by Euroclear Finland Oy, has the right to participate in the Extraordinary General Meeting. A shareholder, whose shares are registered on his/her Finnish book-entry account, is registered in the shareholders' register of Tieto.

A shareholder, who is registered in the shareholders' register of Tieto and wants to participate in the Extraordinary General Meeting, shall register for the meeting no later than on 28 August 2019 at 3.00 p.m. (EET) by giving a prior notice of participation, which must be received by Tieto no later than by the above mentioned time. Such notice can be given either:

- through Tieto's website at www.tieto.com/tietoevry
- by e-mail agm@tieto.com
- by phone +358 20 770 6901 (Mon-Fri 9.00 a.m.-3.00 p.m. EET) or
- by mail to Tieto, Legal/EGM, P.O. Box 2, FI-02101 Espoo, Finland

In connection with the registration, a shareholder shall notify his/her name, personal/business identification number, address, telephone number and the name of any assistant or proxy representative as well as the personal identification number of a proxy representative. The personal data given to Tieto is used only in connection with the Extraordinary General Meeting and processing of related registrations.

The shareholder, his/her authorized representative or proxy representative shall, where necessary, be able to prove his/her identity and/or possible right of representation.

2. Holders of nominee registered shares

A holder of nominee registered shares has the right to participate in the Extraordinary General Meeting by virtue of such shares, based on which he/she on the record date of the Extraordinary General Meeting, i.e. on 22 August 2019, would be entitled to be registered in the shareholders' register of Tieto held by Euroclear Finland Oy. The right to participate in the Extraordinary General Meeting requires, in addition, that the shareholder on the basis of such shares has been registered into the temporary shareholders' register held by Euroclear Finland Oy at the latest by 29 August by 10 a.m. (EET). As regards nominee registered shares this constitutes due registration for the Extraordinary General Meeting.

A holder of nominee registered shares is advised to request without delay necessary instructions regarding the registration in the temporary shareholders' register of Tieto, the issuing of proxy documents and registration for the general meeting from his/her custodian bank. The account management organization of the custodian bank has to register a holder of nominee registered shares, who wants to participate in the Extraordinary General Meeting, into the temporary shareholders' register of Tieto at the latest by 29 August 2019 by 10 a.m (EET).

For further information on the Extraordinary General Meeting please visit www.tieto.com/tietoevry.

3. Shares registered in Euroclear Sweden AB

A shareholder with shares registered in Euroclear Sweden AB's Securities System who wishes to attend and vote at the Extraordinary General Meeting must:

1. be registered in the shareholders' register maintained by Euroclear Sweden AB not later than on 22 August 2019.

   Shareholders whose shares are registered in the name of a nominee must, in order to be eligible to request a temporary registration in the shareholders' register of Tieto maintained by Euroclear Finland Oy, request that their shares are reregistered in their own names in the register of shareholders maintained by Euroclear Sweden AB, and procure that the nominee sends the request for temporary registration to Euroclear Sweden AB on their behalf. Such reregistration must be made as of 22 August 2019 and the nominee should therefore be notified well in advance.

2. request temporary registration in the shareholders' register of Tieto maintained by Euroclear Finland Oy. Such request (**en** or **se**) shall be submitted in writing to Euroclear Sweden AB no later than on 23 August 2019 at 15.00 Swedish time.

   This temporary registration made through written request to Euroclear Sweden AB is considered a notice of attendance at the Extraordinary General Meeting.

   Further information on attending the Extraordinary General Meeting is available on www.tieto.com/tietoevry.

4. Proxy representative and powers of attorney

A shareholder may participate in the Extraordinary General Meeting and exercise his/her rights at the meeting by way of proxy representation. A proxy representative shall produce a dated proxy document or otherwise in a reliable manner demonstrate his/her right to represent the shareholder at the Extraordinary General Meeting. When a shareholder participates in the Extraordinary General Meeting by means of several proxy

representatives representing the shareholder with shares at different securities accounts, the shares by which each proxy representative represents the shareholder shall be identified in connection with the registration for the Extraordinary General Meeting.

Possible proxy documents should be delivered in originals to Tieto, Legal/EGM, P.O. Box 2, FI-02101 Espoo, Finland before 28 August 2019.

5. Further instructions and information

Pursuant to chapter 5, section 25 of the Finnish Companies Act, a shareholder who is present at the Extraordinary General Meeting has the right to request information with respect to the matters to be considered at the meeting.

On the date of this notice to the Extraordinary General Meeting the total number of shares and votes in Tieto is 74,109,252.

The meeting will be conducted primarily in Finnish, and simultaneous translation will be available into English and as necessary into Finnish. Coffee will be served after the meeting.

Espoo, 22 July 2019

Tieto Corporation

Board of Directors

For further information, please contact:
Esa Hyttinen, Deputy General Counsel, tel. +358 40 766 6196, esa.hyttinen (at) tieto.com

TIETO CORPORATION

DISTRIBUTION
Nasdaq Helsinki
Principal Media

Appendix 1 New proposed Board members

Tieto aims to capture the significant opportunities of the data-driven world and turn them into lifelong value for people, business and society. We aim to be customers' first choice for business renewal by combining our software and services capabilities with a strong drive for co-innovation and ecosystems. Headquartered in Finland, Tieto has around 15 000 experts in close to 20 countries. Tieto's turnover is approximately EUR 1.6 billion and shares listed on NASDAQ in Helsinki and Stockholm. **www.tieto.com**

EVRY is a leading Nordic tech and consulting company. Together with our customers and an ecosystem of the best global digital experts, we shape the future today by applying new technologies to improve end user experiences, and the performance of people, processes and systems.

We are close to our customers and represent a Nordic mindset on responsibility, quality and security.

We leverage our Nordicness to do business in more than 18 countries. EVRY is listed on Oslo Stock Exchange. Our 8 800 employees are passionate about creating digital advantage and shaping the future – today.

NOTICE TO EVRY SHAREHOLDERS IN THE UNITED STATES

Any securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. There is no intention to register any securities referred to herein in the United States. Any securities referred to herein are being offered or sold in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

This document is made for the securities of a foreign company. The document is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws of the United States, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under any transaction referred to herein, such as in open market or privately negotiated purchases.

APPENDIX 1

NEW PROPOSED BOARD MEMBERS

Rohan Haldea
born 1978, a British citizen

Experience: Rohan Haldea is a Partner in the Tech & Telco team at Apax Partners. He joined Apax Partners in 2007 and is based in London. Prior to joining Apax, he was an Associate at Bain Capital in their North American private equity division in New York, where he specialised in evaluating and executing transactions in the industrial, distribution and retail sectors. Haldea has also worked as a consultant at McKinsey in India.

Education: An MBA from Harvard Business School and a Bachelor of Technology in Manufacturing Sciences and Engineering from the Indian Institute of Technology, New Delhi.

**

Salim Nathoo
born 1971, a British citizen

Experience: Salim Nathoo is a Partner in the Tech & Telco team at Apax Partners and is based in London. He joined Apax Partners in 1999 and specialises in the Tech and Telecom space. Prior to joining Apax, Salim Nathoo was a consultant at McKinsey where he specialised in advising clients in the telecom sector.

Education: An MBA from INSEAD and an MA in Mathematics from the University of Cambridge.

**

Leif Teksum
born 1952, a Norwegian citizen

Experience: Leif Teksum is a partner at Vest Corporate Advisors. He has extensive banking experience in specialist functions as well as Group Management in DNB over 23 years. In addition, he has gained international experience while being responsible for all of DNB's business outside Norway and has gained industry knowledge within the Shipping, Oil & gas, Seafood, Manufacturing, Real Estate and Service sectors. Leif Teksum is Board member and Chairperson in a large number of corporations such as Yara International ASA (Chairman).

Education: Master in Economics, Norwegian School of Economics, Bergen.